Exhibit 21.1

Envestnet, Inc.

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
SIGMA Asset Management, LLC	Delaware
Oberon Financial Technology, Inc.	Delaware
NetAssetManagement, Inc.	Delaware
Envestnet Asset Management, Inc.	Delaware
Envestnet Securities, Inc.	Delaware
PMC International, Inc.	Colorado
Premier Advisors Fund Offshore, Ltd.	Cayman Islands
Premier Advisors Fund, L.L.C.	Delaware
NetAssetManagement (India) Pvt. Ltd., Inc.	India
Portfolio Management Consultants, Inc.	Colorado
Portfolio Brokerage Services, Inc.	Colorado